AMENDMENT NO. 6
TO
BURLINGTON RESOURCES INC.
SUPPLEMENTAL BENEFITS PLAN

The Burlington Resources Inc. Supplemental Benefits Plan (the “Plan”) is hereby amended as follows:
1.    Section 1.4 of the Plan is amended, effective as of the “Effective Time” as defined in that certain Agreement and Plan of Merger dated as of December 12, 2005 by and among Burlington Resources Inc., ConocoPhillips and Cello Acquisition Corp. (the “Effective Time”), to read as follows:

“1.4  Common Stock means the common stock, par value $.01 per share, of the Company (except as otherwise provided in Section 4.13).”

2.    Section 1.17 of the Plan is amended, effective as of January 1, 2005, by adding the following at the end thereof:

“Notwithstanding the foregoing, in the case of any Non-Grandfathered Benefits, “Permanent Disability” shall mean (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) the Participant is receiving, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, income replacement benefits for a period for not less than 3 months under an accident or health plan covering employees of the Participant’s employer.”

3.    Section 1 of the Plan is amended, effective as of January 1, 2005, by adding the following new Sections 1.25, 1.26 and 1.27:

“1.25  Grandfathered Benefit means any benefit payable under this Plan which is considered as deferred before January 1, 2005 and therefore grandfathered for purposes of Section 409A of the Code and any regulations and guidance issued thereunder.

“1.26  Non-Grandfathered Benefit means any benefit payable under this Plan which is not a Grandfathered Benefit.

“1.27 Specified Employee means a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code and any regulations and guidance issued thereunder.”

4.    Section 4.5 of the Plan is amended, effective as of the Effective Time, to read as follows:

“4.5  Investment of Accounts. Except as provided below, each Memorandum Account shall accrue interest on the phantom Employer Matching Contributions credited to such Account from such date of crediting through the date of distribution of such account (the “Interest Account”). Such interest shall be credited to the Memorandum Account as of such valuation dates as shall be determined by the Management Committee. The Management Committee shall determine, in its sole discretion, the rate of interest to be credited periodically to the Interest Accounts; provided, however, that in no event may the interest rate be less than the Moody’s Long-Term Corporate Bond Yield Average (as it may be adjusted from time to time); and, provided, further, that the Plan may not be amended to reduce or eliminate this minimum rate of interest.

In lieu of investing in the Interest Account, a Participant may elect that all or a specified percentage of his or her Employer Matching Contributions for that year be invested in Phantom Stock (the “Company Stock Account”), in the S&P Account or in any combination of the Interest Account, Company Stock Account and/or S&P Account. If the Participant so elects, the Management Committee shall establish a separate notional subaccount(s) for such Participant under his or her Memorandum Account, which shall be credited (i) with respect to the Company Stock Account, with whole and fractional shares of Phantom Stock periodically as of the dates of the credits to the Company Stock Account, and with phantom (notional) dividends with respect to the Phantom Stock, which shall be credited as being reinvested in additional shares of Phantom Stock and (ii) with respect to the S&P Account, with whole and fractional units in the S&P Account periodically as of the credits to the S&P Account and with any notional distributions on such units, which shall be credited as being reinvested in additional units. All credits and debits to the Company Stock Account shall be made based on the Fair Market Value per share of the Common Stock on the applicable date.”

5.    Section 4.6 is amended, effective as of the Effective Time, to read as follows:

“4.6  Change in Investment Elections. Each Participant who has an Account under the Plan may elect that all or a specified percentage of his or her Account balance as of any date be reinvested in the Interest Account, Company Stock Account and/or S&P Account in such proportions as elected by the Participant. This election shall be in such form as the Management Committee (or the Compensation Committee, as the case may be) shall establish and shall comply with all requirements of Section 16(b), to the extent applicable.”

6.    Section 4.6 of the Plan is amended, effective as of the Effective Time, to read as follows:

“4.8  Time and Manner of Payments. Upon a Participant’s Termination (and with respect to a Participant’s RSP benefit, upon his or her Permanent Disability), the Company shall pay to such Participant (or to his or her Surviving Spouse or Beneficiary in case of the Participant’s death) in cash (i) the present value of the Participant’s accrued supplemental pension benefits under Section 4.1 and/or (ii) the balance credited to his or her Memorandum Account under Section 4.2 as follows:

(a)	a lump sum payment; or
(b)	in 5 consecutive substantially equal annual installments; or
(c)	in 10 consecutive substantially equal annual installments;
whichever form of payment has been elected by the Participant with respect to such benefit. If distributions are to be made in substantially equal installments, the amount of each installment payment shall be determined by dividing (i) the amount credited to the portion of the Participant’s Account to be paid in that form determined as of the valuation date before the applicable installment payment by (ii) the number of installment payments (including the applicable installment) remaining to be paid. On and after the Participant’s Termination or Permanent Disability and until the full distribution of his or her Account(s), the Participant may invest all or a specified portion of his or her Account(s) as of any date in the Interest Account, Company Stock Account and/or S&P Account in such proportions as elected by the Participant. Payment of benefits shall commence or be made in the month following the month in which the Participant’s Termination or Permanent Disability occurs, whichever is applicable. In the case of distribution to a Participant in installments, payment will be made on a pro rata basis from each of the Participant’s Accounts. The payment of any other supplemental benefits pursuant to an employment contract under Section 4.3 shall be made as provided in the employment contract, subject to the 6-month delay following Termination for Non-Grandfathered Benefits to a Specified Employee under an employment contract as hereinafter provided. Notwithstanding the foregoing, with respect to any Non-Grandfathered Benefits, in the case of a Participant whom the Compensation Committee determines is or may be a Specified Employee and who becomes entitled to payment by reason of his or her Termination, no distribution of such Non-Grandfathered Benefits may be made by reason of the Participant’s Termination before the date which is 6 months after the date of such Participant’s separation from service (or, if earlier, the date of the Participant’s death). The determination by the Compensation Committee that a Participant is or may be a Specified Employee shall be conclusive and binding.”

7.    Section 4.9 of the Plan is amended, effective as of January 1, 2005, by adding the following sentence at the beginning of said Section:

“This Section 4.9 shall apply only to the Grandfathered Benefits.”

8.    Section 4 of the Plan is amended, effective as of January 1, 2005, by adding the following new Sections 4.11 and 4.12:

“4.11  Acceleration of Payments for Non-Grandfathered Benefits.

Anything in this Plan to the contrary notwithstanding, with respect to Non-Grandfathered Benefits, this Section 4.11 shall apply in lieu of Section 4.9.

Notwithstanding anything in the Plan to the contrary, the Compensation Committee, in its sole discretion, may accelerate the payment of all or part of the unpaid balance of a Participant’s Account(s) at the request of the Participant upon its determination that the Participant has incurred an unforeseeable emergency. For this purpose, the term “unforeseeable emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. A distribution may be made on account of an unforeseeable emergency only if the amounts distributed with respect to an emergency do not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

“4.12  Election of Form of Payment under Transition Rules. With respect to Non-Grandfathered Benefits, the Compensation Committee may allow Participants to make an election or to change their election as to the form of payment pursuant to Section 4.8 during an election period prescribed by the Compensation Committee to the extent permitted under transition rules prescribed by the U.S. Treasury Department under Section 409A of the Code.”

9.    Section 4 of the Plan is amended, effective as of the Effective Time, by adding the following new Section 4.13:

“4.13  Conversion of Company Stock Account. At the “Effective Time” as defined in that certain Agreement and Plan of Merger dated as of December 12, 2005 by and among the Company, ConocoPhillips and Cello Acquisition Corp., the Phantom Stock held in the Company Stock Account shall be converted in accordance with said Agreement and Plan of Merger into phantom shares of common stock of ConocoPhillips, and thereafter the term “Common Stock” for purposes of this Plan shall mean common stock of ConocoPhillips.”

10.    Section 5.6 of the Plan is amended, effective as of January 1, 2005, to read as follows:

“5.6  Termination and Amendment. Subject to Section 5.9 and the limitation set forth in the third sentence of Section 4.5, the Compensation Committee may from time to time amend, suspend or terminate the Plan, in whole or in part, and if the Plan is suspended or terminated, the Compensation Committee may reinstate any or all of its provisions. Subject to Section 5.9 and the limitation set forth in the third sentence of Section 4.5, the Management Committee may also amend the Plan; provided, however, that it may not suspend or terminate the Plan, or substantially increase the obligations of the Company under the Plan (provided, however, that the addition of new notional subaccounts for investments shall not be deemed an increase in the obligations of the Company), or expand the classification of employees who are eligible to participate in the Plan. No amendment, suspension or termination of the Plan may impair the right of a Participant or his or her Surviving Spouse or Beneficiary to receive the benefit accrued hereunder prior to the effective date of such amendment, suspension or termination If the Plan is terminated, Participants, Surviving Spouses and Beneficiaries who have accrued benefits under the Plan as of the date of termination will receive payment of such benefits at the times specified in the Plan .”

11.    Section 5 of the Plan is amended, effective as of January 1, 2005, by adding the following new Section 5.9:

“5.9  Compliance with Code Section 409A. With respect to any Non-Grandfathered Benefits, it is intended that this Plan comply with Section 409A of the Code and any regulations, guidance and transitional rules issued thereunder, and the Plan shall be interpreted and operated consistently with that intent. If the Compensation Committee shall determine, following the issuance of final regulations, that any provisions of this Plan as applicable to Non-Grandfathered Benefits, do not comply with the requirements of Section 409A of the Code, the Compensation Committee shall amend the Plan to the extent (and only to the extent) necessary (including retroactively) in order to preserve compliance with said Section 409A; provided, however, that any such amendment affecting amounts previously deferred under the Plan shall be made in a manner that preserves the economic value of such deferred amounts to the Participant.

It is intended that any Grandfathered Benefits qualify under the grandfather provisions of Section 409A of the Code and the regulations and guidance thereunder so that such Grandfathered Benefits are not subject to said Section 409A. No amendments shall be made to this Plan (or to any other plan that may affect the Grandfathered Benefits) that may that would cause the loss of such grandfather protection.”